10F-3 REPORT

           SMITH BARNEY NEW JERSEY MUNICIPALS FUND


      April 1, 2002 through September 30, 2002

                    Trade                                      % of
Issuer              Date   Selling Dealer  Amount     Price  Issue(1)

Finance Corp. New  8/15/02 Morgan Stanley  $10,000,000 $97.235 0.55%
Jersey 5.000% due
6/1/15

(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.